Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

FOURTH QUARTER AND FULL YEAR 2015 RESULTS

ISELIN, NJ, March 4, 2016 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the year ended December 31, 2015.

Results for full year 2015 include:

▪	Revenue growth of 7.6% to $126.0 million
▪	Net Income of $20.0 million, up 8.6%.
▪	Basic and Diluted Earnings per share up $ 0.09 or 7.9%

2015 Operating Results

Consolidated operating revenues increased to $126.0 million for the year ended December 31, 2015, up from $117.1 million in 2014. The $8.9 million increase was primarily due to:

•	$5.6 million of increased revenues in the Company’s Middlesex System in New Jersey, primarily due to higher weather-driven customer demand and rate increases approved by the New Jersey Board of Public Utilities and implemented in July 2014 and August 2015;
•	$1.8 million of increased revenues in our Delaware system, Tidewater Utilities, Inc. (“Tidewater”), primarily due to higher demand for water by existing customers and the October 2014 acquisition of the water system of Dover Air Force Base;
•	$1.4 million of increased revenues from contract operations due to scheduled fixed fee increases under our public-private partnership operating contract with the City of Perth Amboy, New Jersey (“Perth Amboy”) and increased additional services provided under our utility operating contract with the Borough of Avalon, New Jersey (“Avalon”); and
•	Operating revenues at all other subsidiaries increased $0.1 million.

Operations and maintenance expenses for the year ended December 31, 2015 increased $6.0 million or 10.2%, from 2014. This increase reflects a $3.4 million increase in employee benefit expenses, primarily due to higher employee healthcare insurance costs and higher retirement plan costs resulting from a lower discount rate than in the prior year and the adoption of new mortality tables reflecting longer life expectancies; higher variable production costs of $0.9 million due to increased rates for residuals removal in our Middlesex System and increased production in our Middlesex and Tidewater Systems; and $1.5 million in higher sub-contractor expenditures under our operating contracts with Perth Amboy and Avalon.

Earnings applicable to common stock for the year ended December 31, 2015 were $19.9 million, or $1.22 per share on a fully diluted basis, compared to $18.3 million or $1.13 per diluted share in 2014.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “We completed another year of successful operational achievements for customers and financial returns to shareholders including a number of infrastructure improvements aimed at further reliability in our systems. In addition, shareholders received the benefit of timely rate relief granted by our regulators in our Middlesex System in the third quarter of 2015.”

Fourth Quarter 2015 Results

For the three month period ended December 31, 2015, operating revenues were $30.9 million, up 10.0% from $28.1 million for the same period in 2014. Operations and maintenance expenses were $16.1 million, up 13.5% from $14.2 million for the same period in 2014. Net income increased to $4.6 million, up 20.3% from $3.8 million for the same period in 2014.

Quarterly Dividend Declared

As previously disclosed in January 2016, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.19875 per common share payable on March 1, 2016 for shareholders of record as of February 12, 2016. This is the second quarterly dividend payment following a 3.25% increase declared in December 2015. The Company has paid cash dividends in varying amounts continually since 1912 and increased its dividend for the forty-third consecutive year in 2015.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2015	2014	2015	2014

Operating Revenues	$126,025	$117,139	$30,925	$28,107

Operating Expenses:
Operations and Maintenance	65,167	59,129	16,080	14,173
Depreciation	12,051	11,444	3,089	2,912
Other Taxes	12,967	12,174	3,296	2,964

Total Operating Expenses	90,185	82,747	22,465	20,049

Operating Income	35,840	34,392	8,460	8,058

Other Income (Expense):
Allowance for Funds Used During Construction	380	317	83	104
Other Income	208	281	58	86
Other Expense	(295)	(1,001)	(252)	(783)

Total Other Income, net	293	(403)	(111)	(593)

Interest Charges	5,554	5,607	1,496	1,473

Income before Income Taxes	30,579	28,382	6,853	5,992

Income Taxes	10,551	9,937	2,293	2,202

Net Income	20,028	18,445	4,560	3,790

Preferred Stock Dividend Requirements	144	151	36	36

Earnings Applicable to Common Stock	$19,884	$18,294	$4,524	$3,754

Earnings per share of Common Stock:
Basic	$1.23	$1.14	$0.29	$0.23
Diluted	$1.22	$1.13	$0.28	$0.22